Exhibit 16.1

October 6, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

We have read the statements made by Brilliant Acquisition Corporation included under Item 4.01 of its Form 8-K dated October 6, 2021. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

New York, NY

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